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                                                                      EXHIBIT 22

                         SUBSIDIARIES OF THE REGISTRANT

APPLIED GRAPHICS TECHNOLOGIES, INC.
     Agile Enterprise, Inc.
     Color Control, Inc.
     AmuseMatte Corp.
     Miramar Equipment, Inc.
     AGT Systems Services, Inc.
     Devon Group, Inc.
       Black Dot Graphics, Inc.
          Typo-Graphics, Inc.
        ABD Group, Inc.
        Orent Graphicarts, Inc.
        Ambrosi & Associates, Inc.
        Meridian Retail, Inc.
        Taproot Interactive, Inc.
        Proof Positive/Farrowlyne Associates, Inc.
        One 2 One, Inc.
        West Coast Creative, Inc.
       Portal Publications, Ltd.
          The Winn Art Group, Ltd.
        Canadian Art Prints, Inc.
        Portal Publications, Ltd. (UK)
        Portal Aird Publications Pty, Ltd. (Australia)